Exhibit 10.13

Michael Ableson

[*]1

19th August 2019

Dear Michael:

Arrival Automotive, Inc. a Deleware corporation (the “Company”), is pleased to offer you employment with the Company on the terms described below.

1. Position. You will start in a full-time position as Chief Executive Officer. By signing this letter, you confirm with the Company that you are under no contractual or other legal obligations that would prohibit you from performing your duties with the Company.

2. Compensation and Employee Benefits. You will be paid a starting salary of $540,000, payable on the Company’s regular payroll dates. As a regular employee of the Company you will be eligible to participate in a number of Company-sponsored benefits, which are described in the employee benefit summary that I have enclosed with this letter.

3. Agreement on Inventions, Confidentiality and Non-Solicitation. Like all Company employees, you will be required, as a condition of your employment with the Company, to sign the Company’s enclosed standard Agreement on Inventions, Confidentiality and Non-Solicitation which is attached as Attachment A.

4. Employment Relationship. Employment with the Company is for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations which may have been made to you are superseded by this offer. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and Arrival Ltd’s Chief Executive Officer.

5. Outside Activities. While you render services to the Company, you agree that you will not engage in any other employment, consulting or other business activity without the written consent of the Company.

6. Taxes, Withholding and Required Deductions. All forms of compensation referred to in this letter are subject to all applicable taxes, withholding and any other deductions required by applicable law.

7. Miscellaneous.

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Certain portions of this exhibit have been redacted in accordance with Item 601(a)(6) of Regulation S-K. This information is not material and disclosure of such information would constitute an unwarranted invasion of personal privacy. “[*]” indicates that information has been redacted.

(a) Governing Law. The validity, interpretation, construction and performance of this letter, and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of state of Michigan, without giving effect to principles of conflicts of law.

(b) Dispute Resolution. Any dispute arising under, out of, in connection with, or in relation the Employee’s employment with the Company; the termination of that employment; this Agreement, or the making, validity, interpretation or breach thereof, will be determined and settled by arbitration before a single arbitrator at the offices of the American Arbitration Association (“AAA”) pursuant to the employment dispute rules then in effect of the AAA, Any arbitration shall be conducted at a location mutually agreed upon by the parties. Any award rendered will be final and conclusive upon the parties, and judgment thereon may be entered in any court of competent jurisdiction. The arbitrator will have no authority to add to or to modify any provision of this Agreement. Nothing in this Section XVII will preclude the Company from obtaining injunctive relief in a court of law, pursuant to Section XI hereof. The non-prevailing party will be responsible for all fees associated with any such arbitration.

(c) Entire Agreement. This letter sets forth the entire agreement and understanding of the parties relating to the subject matter herein and supersedes all prior or contemporaneous discussions, understandings and agreements, whether oral or written, between them relating to the subject matter hereof.

(d) Counterparts. This letter may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and all of which together shall constitute one and the same agreement. Execution of a facsimile copy will have the same force and effect as execution of an original, and a facsimile signature will be deemed an original and valid signature.

(e) Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents or notices related to this Agreement, securities of the Company or any of its affiliates or any other matter, including documents and/or notices required to be delivered to you by applicable securities law or any other law or the Company’s Certificate of Incorporation or Bylaws by email or any other electronic means. You hereby consent to (i) conduct business electronically (ii) receive such documents and notices by such electronic delivery and (iii) sign documents electronically and agree to participate through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

If you wish to accept this offer, please sign and date both the enclosed duplicate original of this letter and the enclosed Agreement on Inventions, Confidentiality and Non-Solicitation and return them to me. As required, by law, your employment with the Company is also contingent upon your providing legal proof of your identity and authorization to work in the United States.

We look forward to having you join us.

ACCEPTED AND AGREED:

Michael Ableson
(PRINT EMPLOYEE NAME)

/s/ Michael Ableson
(Signature)

11/1/2019
Date

Anticipated Start Date:

Attachment A: Agreement on Inventions, Confidentiality and Non-Solicitation

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